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Cathleen Benko Joins NIKE, Inc. Board of Directors

BEAVERTON, Ore., July 12, 2018 --- NIKE, Inc. (NYSE: NKE) today announced that Cathleen Benko has been appointed to the Company’s Board of Directors.

Benko, 59, is Vice Chairman and Managing Principal of Deloitte LLP (“Deloitte”).

“Cathy’s proven leadership in advising the world’s most influential technology companies will be a tremendous benefit to Nike’s digital transformation,” said Mark Parker, Chairman, President and CEO of NIKE, Inc.

A former leader in Deloitte’s “Digital Giants” practice, Benko has guided several highly-respected global businesses in driving transformational efforts critical to creating shareholder value.

Appointed Deloitte Consulting’s first Global e-Business Leader and subsequently serving as its technology sector leader, Benko was instrumental in positioning the firm's services and capability development for the post-internet marketplace. She subsequently went on to serve as Deloitte’s first Chief Talent Officer where she devised a more agile and inclusive career development model. As leader of Deloitte’s award-winning Women’s Initiative and broader Inclusion focus, Benko led vanguard efforts that spurred innovation in diversity.

A graduate of Harvard Business School (HBS), Benko currently serves as a member of Catalyst's Board of Advisors and chairs the HBS Advisory Council.

About NIKE, Inc.
NIKE, Inc., based near Beaverton, Ore., is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, Nike’s earnings releases and other financial information are available at http://investors.nike.com. Individuals can also visit http://news.nike.com/ and follow @Nike.

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